Exhibit 99.1

BOWFLEX INC. REPORTS SECOND QUARTER FISCAL 2024 RESULTS

Direct Segment Net Sales of $21 Million Down 15% versus Q2 Fiscal 2023

Direct Strength Product Sales Up 15% versus Q2 Fiscal 2023

Reaches 596K JRNY® Members During Q2 Fiscal 2024, Up 51% versus Q2 Fiscal 2023

Adjusted EBITDA Loss Reduced by 41% versus Q2 Fiscal 2023

Updates Fiscal Year 2024 Guidance

VANCOUVER, WASHINGTON, November 14, 2023 - BowFlex Inc. (NYSE: BFX) today reported its unaudited operating results for the fiscal 2024 second quarter ended September 30, 2023.

Management Comments

“The retail environment has remained challenging throughout our fiscal year second quarter. We continued to offset the topline softness with diligent cost management and operational excellence efforts, resulting in another quarter of year-over-year improvement in gross margin and adjusted EBITDA loss during Q2,” said Jim Barr, BowFlex Inc. Chief Executive Officer. “While both our Retail and Direct segment net sales declined year-over-year, we were encouraged by the growth of our international Retail business and the positive comp we delivered in our Direct Strength equipment, a testament to the deliberate product enhancements we’ve made in this area. Additionally, we recently marked a major milestone for our business with our rebranding to BowFlex Inc., reflecting our reinforced focus on our strongest brand and providing our consumers with the products and experiences that support their lifelong fitness journey.”

Mr. Barr concluded, “Coming into our fiscal third quarter, we see the difficult macroeconomic landscape persisting, with retailers maintaining a highly conservative approach to inventory reorders. In this environment, we are delivering on our operational excellence initiatives, successfully controlling our costs and optimizing our inventory position. These initiatives resulted in improvements to adjusted EBITDA loss in the first half of the year and we believe will drive continued adjusted EBITDA loss improvement in the second half of the year. Looking further ahead, we are strategically positioned to capitalize on the long-term shift to connected at-home fitness with a strong pipeline of new strength and cardio products and continued momentum on scaling JRNY®.”

Total Company Results

Fiscal 2024 Second Quarter Ended September 30, 2023 Compared to September 30, 2022

•Net sales were $48.7 million, compared to $65.5 million, a decline of 25.7% versus last year. The sales decline versus last year was driven primarily by lower customer demand.

•Gross profit was $10.0 million, compared to $11.5 million last year, a decrease of 13.1%. Gross profit margin was 20.5% compared to 17.5% last year. The 3 ppt increase in gross profit margin was primarily due to lower landed product costs (+9 ppts) and a decrease in inventory adjustments (+2 ppts), partially offset by unfavorable absorption of JRNY COGs (-4 ppts), increased discounting (-3 ppts), and higher other costs (-1 ppt).

•Operating expenses were $21.2 million compared to $25.8 million last year. The decrease of $4.6 million, or 18.0%, was primarily due to a $3.0 million decrease in personnel expenses, a $0.8 million decrease in media spending, and a $0.3 million decrease in other variable selling and marketing expenses due to decreased sales. Total advertising expenses were $2.3 million this year versus $3.1 million last year.

•Operating loss was $11.2 million compared to an operating loss of $14.3 million last year, primarily driven by lower operating expenses and higher gross profit.

•Income tax expense was $0.5 million this year compared to $0.2 million last year. The increase in income tax expense compared to last year was primarily driven by higher foreign related taxes.

•Loss from continuing operations was $12.5 million, or $0.35 per diluted share, compared to a loss of $15.3 million, or $0.48 per diluted share, last year.

•Net loss was $12.5 million, or $0.35 per diluted share, compared to a net loss of $13.2 million, or $0.41 per diluted share, last year.

•The following non-GAAP measures exclude the impact of restructuring and exit charges1 for the three-months ended September 30, 2023.

◦Adjusted operating expenses were $19.8 million compared to $25.2 million last year. The $5.3 million, or 21.1%, decrease was primarily due to a $3.0 million decrease in personnel expenses, a $0.8 million decrease in media spending, and a $0.3 million decrease in other variable selling and marketing expenses due to decreased sales.

◦Adjusted operating loss was $9.9 million compared to $13.7 million last year, primarily driven by lower operating expenses and higher gross profit.

◦Adjusted EBITDA loss from continuing operations was $5.9 million compared to $9.8 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

Six-Months Ended September 30, 2023 Compared to Six-Months Ended September 30, 2022

•Net sales were $90.4 million, compared to $120.3 million, a decline of 24.8% versus last year. The net sales decline versus last year was driven primarily by lower customer demand.

•Gross profit was $18.6 million, compared to $18.4 million last year. Gross profit margin was 20.6% compared to 15.3% last year. The 5 ppt increase in gross profit margin was primarily due to lower landed product costs (+10 ppts), a decrease in inventory adjustments (+2 ppts), and favorable logistics overhead absorption (+1 ppt), partially offset by unfavorable absorption of JRNY COGS (-5 ppts), increased discounting (-1 ppt), increased outbound freight (-1 ppt), and higher other costs (-1 ppt).

•Operating expenses were $40.3 million compared to $83.9 million last year. The decrease of $43.6 million, or 51.9%, was primarily due to a prior year goodwill and intangible impairment charge of $27.0 million, an $8.4 million decrease in personnel expenses, a $5.4 million decrease in media spending, a $1.1 million decrease in other variable selling and marketing expenses due to decreased sales, and a $0.4 million decrease in legal expenses. Total advertising expenses were $3.4 million versus $8.8 million last year.

•Operating loss was $21.7 million or a negative 24.0% operating margin, compared to an operating loss of $65.5 million last year, primarily driven by lower operating expenses during the period as well as a prior year goodwill and intangible impairment charge of $27.0 million.

•Income tax expense was $1.0 million this year compared to $8.3 million last year. Tax expense in the current period was primarily driven by foreign related taxes and reserves related to an income tax audit. The decrease in income tax expense compared to last year was primarily as a result of the U.S. deferred tax asset valuation allowance recognized in fiscal 2023.

•Loss from continuing operations was $17.5 million, or $0.51 per diluted share, compared to a loss of $75.5 million, or $2.40 per diluted share, last year.

•Net loss was $17.5 million, or $0.51 per diluted share, compared to a net loss of $73.4 million or $2.33 per diluted share, last year.

•The following statements exclude the impact of restructuring and exit charges1 for the six-months ended September 30, 2023 and the impact of non-cash impairment charges1 related to the carrying value of our goodwill and intangible assets and acquisition and other related costs1 for the six-months ended September 30, 2022.

◦Adjusted operating expenses were $38.6 million compared to $55.7 million last year. The $17.1 million or 30.7% decrease was driven by an $8.4 million decrease in personnel expenses, a $5.4 million decrease in media spending, a $1.1 million decrease in other variable selling and marketing expenses due to decreased sales, and a $0.4 million decrease in legal expenses.

◦Adjusted operating loss was $20.0 million compared to a loss of $37.3 million last year, driven by lower operating expenses.

◦Adjusted EBITDA loss from continuing operations was $11.8 million compared to income of $29.1 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

JRNY® Update

•BowFlex continues to enhance and refine existing JRNY® features that are popular with customers, including its personalized recommendations and differentiated, adaptive workouts.

•As of September 30, 2023, Members of JRNY® reached 596,000, representing approximately 51% growth versus the same quarter last year. Of these Members,143,000 were Subscribers, representing approximately 1% increase over the same period last year. BowFlex defines JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated users, and users who consume free content. A Subscriber is a person or household who paid for a subscription, is in a trial subscription period, or has requested a "pause"' to their subscription for up to three months.

•Earlier this year, BowFlex introduced the JRNY® app with Motion Tracking offering personalized coaching and feedback, automatic rep tracking, form guidance, and adaptive weight targets to all JRNY® memberships. Accessible via iOS or Android tablets and mobile devices, these embedded features are available to all JRNY® members with their existing membership and without the need for additional equipment. Leveraging proprietary technology and machine learning expertise from the Company's acquisition of VAY, these new features bring enhanced value within the JRNY® platform, which BowFlex expects to drive JRNY® membership growth. We have seen early success, as workouts with motion tracking are chosen by consumers 70% more frequently than other workouts in the JRNY® platform.

•A JRNY® Mobile subscription, priced at $11.99 per month or $99 per year, is designed for Members who like using a mobile device with a compatible BowFlex® or Schwinn® connectable product. Such Members also benefit from a wide range of whole body workouts that are versatile and can be used both at home and on the go.

•A JRNY® All-Access subscription, priced at $19.99 per month or $149 per year, expands a Member's usage to any of our BowFlex® built-in touchscreen cardio products.

Segment Results

Fiscal 2024 Second Quarter Ended September 30, 2023 Compared to September 30, 2022

Direct Segment

•Direct segment sales were $20.7 million, compared to $24.5 million, a decline of 15.3% versus the same period in 2022. The net sales decrease was primarily driven by lower customer demand.

•Cardio sales declined 29.9% versus the same period in 2022. Lower Cardio sales this quarter versus last year were primarily driven by lower demand for Max Trainer® and elliptical equipment. Strength product sales increased 14.9% versus the same period last year. Higher Strength sales this quarter were primarily driven by sales of home gyms.

•Gross profit margin was 13.4% versus 12.7% for the same period in 2022. Gross profit margin improved by 1 ppt because of gains from lower landed product costs (+7 ppts), favorable logistics overhead absorption (+3 ppts), decrease in inventory adjustments (+2 ppts), lower outbound freight (+1 ppt), and lower other expenses (+1 ppt) and were almost entirely offset by unfavorable absorption of JRNY COGs (-9 ppts), and increased discounting (-4 ppts). Gross profit was $2.8 million, a decrease of 10.2% versus the same period in 2022.

•Segment contribution loss was $7.7 million, or 37.0% of sales, compared to segment contribution loss of $7.9 million, or 32.2% of sales, for the same period in 2022. The improvement in segment contribution loss was primarily driven by decreased media spend and lower operating expenses, partially offset by lower gross profit. Advertising expenses were $2.0 million compared to $2.6 million for the same period in 2022.

Retail Segment

•Retail net segment sales were $27.8 million, compared to $39.9 million, a decline of 30.4% for the same period in 2022. Retail segment sales outside the United States and Canada were up 41.0% versus the same period in 2022. The overall net sales decrease compared to last year was primarily driven by lower demand from retailers.

•Cardio sales declined 24.4% versus last year. Lower Cardio sales this quarter were primarily driven by lower demand for bikes. Strength product sales declined by 33.8% versus last year. Lower Strength sales this quarter versus last year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 25.3% versus 18.3% for the same period in 2022. The 7 ppt increase in gross profit margin was primarily due to lower landed product costs (+10 ppts) and a decrease in inventory adjustments (+2 ppts), partially offset by increased discounting (-2 ppts), unfavorable logistics overhead absorption (-1 ppt), and increases in outbound freight and other costs (-2 ppts). Gross profit was $7.0 million, a decrease of 3.5% versus the same period in 2022.

•Segment contribution income was $3.7 million, or 13.2% of sales, compared to segment contribution of $1.0 million, or 2.4% of sales, last year. The improvement was primarily driven by lower operating expenses, partially offset by lower gross profit.

Comparison of Segment Results for the Six-Months Ended September 30, 2023 to the Six-Months Ended September 30, 2022

Direct Segment

•Direct segment sales were $42.6 million, compared to $51.0 million, a decline of 16.4% versus the same period in 2022. The net sales decrease compared to last year was primarily driven by lower customer demand.

•Cardio sales declined 28.4% versus the same period in 2022. Lower Cardio sales were primarily driven by lower bike demand. Strength product sales grew 6.8% versus the same period in 2022. Higher Strength sales this year were primarily driven by sales of home gyms.

•Gross profit margin was 14.8% versus 15.0% for the same period in 2022. Gross profit margin was relatively flat as gains from lower landed product costs (+7 ppts), favorable logistics overhead absorption (+3 ppts), and a decrease in inventory adjustments (+2 ppts) were offset by unfavorable absorption of JRNY COGS (-8 ppts), increased discounting (-3 ppts), and higher outbound freight (-1 ppt). Gross profit was $6.3 million, down 17.6% versus the same period in 2022.

•Segment contribution loss was $12.4 million, or 29.1% of sales, compared to segment contribution loss of $17.8 million, or 34.9% of sales last year. The improvement was primarily driven by decreased media spend and lower operating expenses, partially offset by lower gross profit. Advertising expenses were $2.9 million compared to $7.8 million for the same period last year.

Retail Segment

•Retail segment sales were $47.3 million, compared to $67.3 million, a decline of 29.8% versus the same period in 2022. Retail segment sales outside the United States and Canada were up 53.9% versus last year. The overall net sales decrease compared to last year is primarily driven by lower demand from retailers.

•Cardio sales declined 23.0% versus the same period in 2022. Lower Cardio sales this year were primarily driven by lower bike demand. Strength product sales declined by 34.2% versus the same period in 2022. Lower Strength sales this year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 24.8% versus 13.0% for the same period in 2022. The 12 ppt increase in gross profit margin was primarily due to lower landed product costs (+11 ppts) and a decrease in inventory adjustments (+2 ppts), partially offset by unfavorable logistics overhead absorption (-1 ppt). Gross profit was $11.7 million, an increase of 33.5% versus last year.

•Segment contribution income was $4.0 million, or 8.6% of sales, compared to segment contribution loss of $4.4 million, or 6.6% of sales, last year, primarily driven by higher gross profit in the current period.

Balance Sheet and Other Key Highlights as of September 30, 2023:

•Cash and Liquidity:

•Cash, cash equivalents, and restricted cash were $10.3 million, compared to cash, cash equivalents, and restricted cash of $18.3 million as of March 31, 2023. The decrease was primarily due to lower sales in slow season combined with inventory purchases in anticipation of our busy season, which occurs in the third and fourth quarters of our fiscal year.

•Debt and other borrowings were $15.8 million, a reduction of $12.1 million, compared to $27.9 million as of March 31, 2023.

•$29.0 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Credit Facility compared to $14.9 million as of March 31, 2023.

•Free Cash Flow1, defined as net cash used in operating activities minus capital expenditures, was an outflow of $6.3 million for the three-months ended September 30, 2023 compared to an outflow of $7.7 million for the same period last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

•Inventory was $66.1 million, up 42% compared to $46.6 million as of March 31, 2023 and down 33% versus the same quarter last year. The increase in inventory in the second quarter of fiscal 2024 versus the fiscal year ended March 31, 2023 was driven by inventory purchases in anticipation of our busy season, which occurs in the third and fourth quarters of our fiscal year. About 40% of inventory as of September 30, 2023 was in-transit.

•Trade receivables were $24.2 million, compared to $21.5 million as of March 31, 2023. The increase in trade receivables was due to increased Retail sales offset by cash collection efforts in the second quarter of fiscal 2024.

•Trade payables were $63.2 million, compared to $29.4 million as of March 31, 2023. The increase in trade payables was primarily due to inventory purchases in advance of our busy season, which occurs in the third and fourth quarters of our fiscal year.

•Capital expenditures totaled $1.9 million for the six-months ended September 30, 2023, compared to $7.5 million for the six-months ended September 30, 2022. The decline is primarily related to lower investments in JRNY® as the Company completed the integration of Vay.

Forward Looking Guidance

The following forward-looking statements reflect the Company's full fiscal year 2024 expectations as of November 14, 2023 and are subject to risks and uncertainties.

Full Year Fiscal 2024

BowFlex is adjusting full year fiscal 2024 guidance.

•The Company now expects full year net revenue to be in the range of $215 million to $240 million, compared to previous guidance of a range of $270 million to $300 million.

•The Company now expects full year royalty revenue to be $1.1 million, compared to previous guidance of $1.8 million.

•The Company now expects full year Adjusted EBITDA1 loss of between $15 million to $25 million, compared to previous guidance of $15 million loss to break-even.

•The Company now expects to cross 650,000 JRNY® Members by March 31, 2024, compared to previous guidance of targeting 625,000 JRNY® Members by March 31, 2024.

1The Company provides Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. The Company is unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, the Company does not provide a reconciliation of projected net income to projected Adjusted EBITDA

Conference Call

BowFlex Inc. will discuss fiscal 2024 second quarter ended September 30, 2023 operating results during a live conference call and webcast on Tuesday, November 14, 2023 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at https://corporate.bowflex.com/investors/events-webcasts/. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, November 14, 2023 through 8:59 p.m. PT, November 28, 2023. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13741508.

About BowFlex Inc.

BowFlex Inc. (NYSE:BFX) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes BowFlex®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, BowFlex Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Bowflex Inc. uses the investor relations page of its website (www.bowflex.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause BowFlex Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: BowFlex Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
Hanna Herrin
BowFlex Inc
360-859-2570
hherrin@bowflex.com

Robin Rootenberg
Action Mary
925-464-8030
robin.rootenberg@actionmary.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six-month periods ended September 30, 2023 and 2022 (unaudited and in thousands, except per share amounts):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2023	2022	2023	2022
Net sales	$48,659	$65,458	$90,409	$120,275
Cost of sales	38,705	54,000	71,805	101,859
Gross profit	9,954	11,458	18,604	18,416
Operating expenses:
Selling and marketing	7,023	9,400	13,024	22,290
General and administrative	8,980	10,995	17,874	23,458
Research and development	3,836	5,405	7,684	11,229
Restructuring and exit charges	1,323	—	1,763	—
Goodwill and intangible impairment charge	—	—	—	26,965
Total operating expenses	21,162	25,800	40,345	83,942

Operating loss	(11,208)	(14,342)	(21,741)	(65,526)
Total other (expense) income, net	(883)	(815)	5,231	(1,705)
Loss from continuing operations before income taxes	(12,091)	(15,157)	(16,510)	(67,231)
Income tax expense	452	156	957	8,251
Loss from continuing operations	(12,543)	(15,313)	(17,467)	(75,482)
Income from discontinued operations, net of income taxes	—	2,110	—	2,102
Net loss	$(12,543)	$(13,203)	$(17,467)	$(73,380)

Basic loss per share from continuing operations	$(0.35)	$(0.48)	$(0.51)	$(2.40)
Basic income per share from discontinued operations	—	0.07	—	0.07
Basic net loss per share	$(0.35)	$(0.41)	$(0.51)	$(2.33)

Diluted loss per share from continuing operations	$(0.35)	$(0.48)	$(0.51)	$(2.40)
Diluted income per share from discontinued operations	—	0.07	—	0.07
Diluted net loss per share	$(0.35)	$(0.41)	$(0.51)	$(2.33)

Shares used in per share calculations:
Basic	36,008	31,585	34,192	31,496
Diluted	36,008	31,585	34,192	31,496

Select Metrics:
Gross margin	20.5%	17.5%	20.6%	15.3%
Selling and marketing % of net sales	14.4%	14.4%	14.4%	18.5%
General and administrative % of net sales	18.5%	16.8%	19.8%	19.5%
Research and development % of net sales	7.9%	8.3%	8.5%	9.3%
Operating loss % of net sales	(23.0)%	(21.9)%	(24.0)%	(54.5)%

SEGMENT INFORMATION

The following table presents certain comparative information by segment and major product lines within each business segment for the three and six-months ended September 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended September 30,		Change
	2023	2022	$	%
Net sales:
Direct net sales:
Cardio products(1)	$11,561	$16,493	$(4,932)	(29.9)%
Strength products(2)	9,176	7,987	1,189	14.9%
Direct	20,737	24,480	(3,743)	(15.3)%

Retail net sales:
Cardio products(1)	11,002	14,554	(3,552)	(24.4)%
Strength products(2)	16,778	25,351	(8,573)	(33.8)%
Retail	27,780	39,905	(12,125)	(30.4)%

Royalty	142	1,073	(931)	(86.8)%
Consolidated net sales	$48,659	$65,458	$(16,799)	(25.7)%

Gross profit:
Direct	$2,786	$3,101	$(315)	(10.2)%
Retail	7,026	7,284	(258)	(3.5)%
Royalty	142	1,073	(931)	(86.8)%
Consolidated gross profit	$9,954	$11,458	$(1,504)	(13.1)%

Gross margin:
Direct	13.4%	12.7%	70	basis points
Retail	25.3%	18.3%	700	basis points

Contribution:
Direct	$(7,668)	$(7,887)	$219	2.8%
Retail	3,663	966	2,697	279.1%
Royalty	142	1,073	(931)	(86.8)%
Consolidated contribution	$(3,863)	$(5,848)	$1,985	33.9%

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$(3,863)	$(5,848)	$1,985	33.9%
Amounts not directly related to segments:
Operating expenses	(7,345)	(8,493)	1,148	13.5%
Other expense, net	(883)	(816)	(67)	(8.2)%
Income tax expense	(452)	(156)	(296)	(189.7)%
Loss from continuing operations	$(12,543)	$(15,313)	$2,770	18.1%

(1) Cardio products include: connected-fitness bikes, the BowFlex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services (applicable to Direct only).

(2) Strength products include: Bowflex® Home Gyms, BowFlex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Six-Months Ended September 30,		Change
	2023	2022	$	%
Net sales:
Direct net sales:
Cardio products(1)	$24,079	$33,626	$(9,547)	(28.4)%
Strength products(2)	18,503	17,331	1,172	6.8%
Direct	42,582	50,957	(8,375)	(16.4)%

Retail net sales:
Cardio products(1)	20,323	26,397	(6,074)	(23.0)%
Strength products(2)	26,934	40,951	(14,017)	(34.2)%
Retail	47,257	67,348	(20,091)	(29.8)%

Royalty	570	1,970	(1,400)	(71.1)%
Consolidated net sales	$90,409	$120,275	$(29,866)	(24.8)%

Gross profit:
Direct	$6,315	$7,665	$(1,350)	(17.6)%
Retail	11,719	8,781	2,938	33.5%
Royalty	570	1,970	(1,400)	(71.1)%
Consolidated gross profit	$18,604	$18,416	$188	1.0%

Gross margin:
Direct	14.8%	15.0%	(20)	basis points
Retail	24.8%	13.0%	1,180	basis points

Contribution:
Direct	$(12,376)	$(17,780)	$5,404	30.4%
Retail	4,045	(4,442)	8,487	191.1%
Royalty	570	1,970	(1,400)	(71.1)%
Consolidated contribution	$(7,761)	$(20,252)	$12,491	61.7%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$(7,761)	$(20,252)	$12,491	61.7%
Amounts not directly related to segments:
Operating expenses	(13,980)	(45,274)	31,294	69.1%
Other expense, net	5,231	(1,704)	6,935	407.0%
Income tax expense	(957)	(8,252)	7,295	88.4%
Loss from continuing operations	$(17,467)	$(75,482)	$58,015	76.9%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services (applicable to Direct only).

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2023 and March 31, 2023 (unaudited and in thousands):

	As of
	September 30, 2023	March 31, 2023
Assets

Cash and cash equivalents	$8,134	$17,362
Restricted cash	2,158	950
Trade receivables, net of allowances	24,187	21,489
Inventories	66,077	46,599
Prepaids and other current assets	9,779	8,033
Income taxes receivable	7,215	1,789
Total current assets	117,550	96,222
Property, plant and equipment, net	28,352	32,789
Operating lease right-of-use assets	16,906	19,078
Other intangible assets, net	3,059	6,787
Deferred income tax assets, non-current	540	554
Income taxes receivable, non-current	—	5,673
Other assets	1,271	2,429
Total assets	$167,678	$163,532

Liabilities and Shareholders' Equity

Trade payables	$63,235	$29,378
Accrued liabilities	11,858	15,575
Operating lease liabilities, current portion	4,575	4,427
Finance lease liabilities, current portion	123	122
Warranty obligations, current portion	2,560	2,564
Income taxes payable, current portion	1,089	328
Debt payable, current portion, net of unamortized debt issuance costs	1,803	1,642
Total current liabilities	85,243	54,036
Operating lease liabilities, non-current	13,950	16,380
Finance lease liabilities, non-current	225	282
Warranty obligations, non-current	859	703
Income taxes payable, non-current	2,055	2,316
Deferred income tax liabilities, non-current	128	253
Other non-current liabilities	4,108	1,978
Debt payable, non-current, net of unamortized debt issuance costs	13,987	26,284
Shareholders' equity	47,123	61,300
Total liabilities and shareholders' equity	$167,678	$163,532

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
BowFlex presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP.

In addition to disclosing its financial results determined in accordance with GAAP, BowFlex has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below). Management believes these measures are also useful to investors as these are the same metrics that management uses to evaluate past performance and prospects for future performance. BowFlex strongly encourages investors to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure to evaluate the Company’s performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure. BowFlex defines free cash flow as net cash provided by (used in) operating activities minus capital expenditures. The Company believes that, when viewed with its GAAP results, free cash flow provides management, investors and other users of the Company's financial information with a more complete understanding of factors and trends affecting its cash flows. BowFlex believe free cash flow provides useful additional information to users of the Company's financial information and is an important metric because it represents a measure of how much cash is available for discretionary and non-discretionary items after the deduction of capital expenditures. The Company uses this metric internally, as we believe a sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace GAAP results.

Adjusted Results

In addition to disclosing the comparable GAAP results, BowFlex has presented its operating expenses and operating (loss) income on an adjusted basis to exclude certain non-recurring items, including the non-cash charge related to goodwill and intangible asset impairment(1)and exit charges(2). The Company believes that excluding these items, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. BowFlex has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

BowFlex has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to goodwill and intangible asset impairment(1) and restructuring and exit charges(2), depreciation and amortization, stock-based compensation and certain other net expenses. The Company believes that EBITDA is an important measure as it allows the company to evaluate past performance and prospects for future performance. The Company believes the exclusion of stock-based compensation expense provides for a better comparison of operating results to prior periods and to peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. The Company excludes other expenses, net that are the result of factors and can vary significantly from one period to the next. BowFlex believes that exclusion of such other expenses are useful to management and investors in evaluating the performance of ongoing operations on a period-to-period basis.

BowFlex does not reconcile non-GAAP financial measures on a forward-looking basis as it is impractical to do so without unreasonable effort.

The following table reconciles free cash flow, a non-GAAP financial measure, from a GAAP financial measure for the three and six-month periods ended September 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2023	2022	2023	2022
Net cash used in operating activities	$(5,566)	$(3,616)	$(7,931)	$(9,596)
Purchase of property, plant and equipment	(724)	(4,130)	(1,902)	(7,511)
Free cash flow	$(6,290)	$(7,746)	$(9,833)	$(17,107)
Net loss	$(12,543)	$(13,203)	$(17,467)	$(73,380)
Free cash flow as percentage of net loss	50.1%	58.7%	56.3%	23.3%

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and six-month periods ended September 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2023	2022	2023	2022
Operating expenses	$21,162	$25,800	$40,345	$83,942
Goodwill and intangible impairment charge(1)	—	—	—	(26,965)
Acquisition and other related costs(3)	—	(648)	—	(1,296)
Restructuring and exit charges(2)	(1,323)	—	(1,763)	—
Adjusted operating expenses	$19,839	$25,152	$38,582	$55,681

The following table presents a reconciliation of operating loss, the most directly comparable GAAP measure, to Adjusted operating loss for the three and six-month periods ended September 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2023	2022	2023	2022
Operating loss	$(11,208)	$(14,342)	$(21,741)	$(65,526)
Goodwill and intangible impairment charge(1)	—	—	—	26,965
Acquisition and other related costs(3)	—	648	—	1,296
Restructuring and exit charges(2)	1,323	—	1,763	—
Adjusted operating loss	$(9,885)	$(13,694)	$(19,978)	$(37,265)

The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and six-month periods ended September 30, 2023 and 2022 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2023	2022	2023	2022
Loss from continuing operations	$(12,543)	$(15,313)	$(17,467)	$(75,482)
Total other (income) expense, net	883	815	(5,231)	1,705
Income tax expense from continuing operations	452	156	957	8,251
Depreciation and amortization	3,106	2,480	6,256	4,786
Stock-based compensation expense	923	1,367	1,945	3,346
Goodwill and intangible impairment charge(1)	—	—	—	26,965
Acquisition and other related costs(3)	—	648	—	1,296
Restructuring and exit charges(2)	1,323	—	1,763	—
Adjusted loss before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(5,856)	$(9,847)	$(11,777)	$(29,133)

(1) Goodwill and intangible impairment charge
In accordance with ASC 350 — Intangibles — Goodwill and Other, an entity is required to perform goodwill and indefinite-lived trade names impairment valuations annually, or sooner if triggering events are identified. We observed continued market volatility including significant declines in our market capitalization during the three-month period ended June 30, 2022, which we identified as a triggering event. In response to the triggering event, we performed an interim evaluation and a market capitalization reconciliation during the first quarter of fiscal 2023, which resulted in non-cash goodwill and indefinite-lived intangible assets impairment charges.
(2) Restructuring and exit charges
In February 2023, we restructured our cost structure to align with lower revenue. In addition to ending relationships with outsourced contractors, we executed a reduction in our workforce of approximately 15%. Restructuring and exit charges include involuntary employee termination benefits and other exit costs.

(3) Acquisition and other related costs
On September 17, 2021, we acquired VAY AG ("VAY") for aggregate purchase consideration of approximately $27.0 million. We accounted for the transaction as a business combination. Acquisition and other costs are reflected in general and administrative costs and consist of acquisition related closing costs and a contingent consideration arrangement. The contingent consideration arrangement required the Company to recognize $3.9 million compensatory expense over an 18 month service period.